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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549


                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
                    Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.


                         Commission File Number   0-24686
                                               ---------------------------------

                           First Merchants Acceptance Corporation
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                    (Exact name of registrant as specified in its charter)

        303 West Erie Street, Suite 410, Chicago, Illinois 60610 (312) 397-3100
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        Common Stock, par value $.01 per share; 5.47% Notes due 2003
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                   (Title of each class of securities covered by this Form)

                                            None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)      [ ]
             Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)       [ ]
             Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)      [ ]
             Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6                [X]
             Rule 12h-3(b)(1)(i)    [ ]



        Approximate number of holders of record as of the certification or notice date: 260

        Pursuant to the requirements of the Securities Exchange Act of 1934, First Merchants Acceptance Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 20, 1999                 By:    /s/ Gregory L. Burdett
      ------------------------------          ----------------------------------
                                       Name:  Gregory L. Burdett
                                       Title: Vice President and Controller